Exhibit 10.2

LIMITED CONSULTING SERVICES ENGAGEMENT AGREEMENT

Between

Lucido Advisory Services, LLC (“Consultant”)

[Address Redacted]

and

Fidelity Information Services, LLC (“FIS”)

347 RIVERSIDE AVENUE

JACKSONVILLE, FL

US

32202

Agreement Effective Date: 01-Mar-2024

This Limited Consulting Services Engagement Agreement is entered into between FIS and Consultant pursuant to which Consultant agrees to provide Services (as defined below) to FIS and shall be deemed to include the attached General Terms and Conditions.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers or representatives to execute and deliver this Limited Consulting Services Engagement Agreement as a legally binding obligation of such party.

Lucido Advisory Services, LLC		Fidelity Information Services, LLC

Signature:	/s/ Ido Gileadi	Signature:	/s/ Nathan Ayres
Name:	Ido Gileadi	Name:	Nathan Ayres
Title:	President	Title:	CPO
Date:	2/19/2024	Date:	2/19/2024

Attachments:

General Terms and Conditions

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GENERAL TERMS AND CONDITIONS

1. DEFINITIONS.

“Affiliate” of a party is an entity which, directly or indirectly, is Controlled by or is under common Control with that party.

The “Agreement” is the Limited Consulting Services Engagement Agreement to which these General Terms are attached.

“Business Days” means any day from Monday to Friday on which FIS is open for business at the applicable FIS location(s) under the Agreement.

A “Change In Control” of Consultant is any event or series of events by which (a) any person, entity or group of persons or entities acquires Control of Consultant; or (b) if Consultant is a corporation, limited liability company or other entity having a board of directors or other group of individuals having similar functions, during any period of twelve (12) consecutive months commencing before or after the date hereof, individuals who at the beginning of such twelve-month period were members of Consultant’s board of directors or other such group cease for any reason to constitute a majority of the members.

A “Claim” is any action, litigation, or claim for which a party is subject to an indemnification obligation under the Agreement.

A “Client” is any current or prospective client or customer of FIS or an FIS Affiliate.

The “Confidential Information” of a party is any information received from the party that is of a confidential nature or is designated as “confidential” at or prior to disclosure.

“Consultant Personnel” are individuals who are assigned to perform a Service under the Agreement, including employees of Consultant or its Affiliates, employees of any Contractor to Consultant, and if an individual, Consultant or any Contractor to Consultant.

A “Contractor” to a party is any individual (other than the party or an employee of the party), corporation or other entity providing services to or on behalf of the party, including any direct or indirect independent contractor or subcontractor to the party.

“Control” of a legal entity is the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the entity, whether through record or beneficial ownership of voting securities, by contract, or otherwise.

“Data” means any information or data to be processed by Consultant pursuant to the Agreement including any Personal Data, if applicable.

The “Deliverables” are any tangible or intangible products or services and other outcomes and outputs of the Services provided by Consultant to FIS or a FIS Affiliate under the Agreement.

A “Destructive Element” is any computer code or other technological device which (i) is intentionally designed to disrupt, disable, harm or otherwise impede in any manner, including aesthetical disruptions or distortions, the operation of a software, firmware, hardware, computer system or network (sometimes referred to as “viruses” or “worms”), (ii) would disable a Deliverable or impair in any way its operation based on the elapsing of a period of lime, exceeding an authorized number of copies, advancement to a particular date or other numeral (sometimes referred to as “time bombs,” “time locks,” or “drop dead” devices), (iii) would permit Consultant, any Consultant Personnel or any licensor or Contractor to Consultant to access a Deliverable to cause such disablement or impairment (sometimes referred to as “traps,” “access codes” or “trap door” devices), or (iv) contains any other similar harmful, malicious or hidden procedures, routines or mechanisms which would cause a Deliverable or any other software, firmware, hardware, computer system or network to cease functioning or damage or corrupt data, storage media, programs, equipment or communications or otherwise interfere with the operations of FIS, Clients or their customers.

The “Engagement” is the engagement of Consultant by FIS to provide Services under the Agreement, as described in Appendix A to this Agreement.

A “Force Majeure Event” is an event that prevents a party’s performance of an obligation under the Agreement and is beyond the reasonable control of the party, such as a natural disaster, strike, riot, earthquake, epidemic, terrorist action, war, fire, flood, unavailability of communications or electrical service provided by a third party, or governmental regulations imposed after the fact.

The “General Terms” are these General Terms and Conditions.

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“Good Industry Practice” means the exercise of that degree of professionalism, skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced person engaged in the same type of activity under the same or similar circumstances.

The “Guidelines” are the standards and guidelines established pursuant to (i) the Gramm-Leach-Bliley Act of 1999 or a state law equivalent, relating to the protection of NPI, (ii) the Health Insurance Portability and Accountability Act of 1996 or a state law equivalent, relating to the protection of PHI, (iii) other relevant privacy Laws, or (iv) PCI DSS, relating to Payment Card Data.

An “Information Breach” is any actual or attempted unauthorized intrusion or other breach to the network, systems, or security of or under the management or control of Consultant affecting FIS data, including any actual or attempted access to or use, possession or release of NPI, PHI, Personal Data, Payment Card Data or other FIS Confidential Information.

“Inventions” are any discoveries, improvements, copyrights, programs, trademarks, processes, and systems relating to the Deliverables and the business of FIS and applications thereof, that Consultant may conceive, discover or make solely or jointly at any time during the Engagement, whether or not patentable or eligible to be copyrighted, and whether or not using the time, facilities, equipment or personnel of FIS.

“Law” means applicable laws collectively, including statutes, codes, rules, regulations, ordinances and orders of governmental authorities.

A “Notice of Contract Breach” is a notice by one party to the other to notify the other of a material breach of the Agreement by the other party, describing why the notifying party believes the other party has committed a breach, including the applicable provision(s) of the Agreement and the applicable date(s) of the other party’s act(s) or omission(s), and the cure or other relief the notifying party is requesting.

“NPI” is “nonpublic personal information” protected under the Gramm-Leach-Bliley Act of 1999 or a state law equivalent.

“Payment Card Data” is cardholder data protected under the Payment Card Industry Data Security Standard (PCI DSS).

“PHI” is “protected health information” protected under the Health Insurance Portability and Accountability Act of 1996 or a state law equivalent.

The “Privacy Regulations” are the standards, guidelines and other regulations established by various federal or state regulatory agencies to protect the privacy and security of customer or patient information held by financial institutions, medical service providers and other entities.

The “Services” is consulting or advisory services with respect to certain key named projects and additional focused areas, as determined by the Chief Executive Officer and President of FIS and their respective designees and agreed to by Consultant, and as more particularly described in Appendix A.

The “Term” means the period of time from the Effective Date of this Agreement set forth on page 1 through the end of the term of this Agreement as provided in Section 2 below.

2. EFFECTIVE DATE AND TERM. The Effective Date of this Agreement is the date set forth on the first page. The Term of this Agreement shall commence on the Effective Date of this Agreement and shall continue until December 31, 2024 unless (a) earlier terminated pursuant to the terms of this Agreement or (b) renewed by the mutual written agreement signed by the parties.

3. FEES AND OTHER PAYMENTS

3.1 GENERAL BILLING REQUIREMENTS. FIS will not be obligated to pay Consultant any fees or other amounts due under the Agreement less than sixty (60) calendar days following FIS’ receipt of a correct and undisputed itemized invoice submitted to FIS by Consultant that references FIS’ PO number. Invoices shall be sent to FIS within thirty (30) calendar days following the month in which such Services were rendered (“Invoice Submittal Period”). Any invoices received by FIS after ninety (90) days from the expiration of the Invoice Submittal Period is subject to non-payment by FIS in FIS’ sole and absolute discretion. Consultant shall submit all invoices via e-mail at [Redacted]. Consultant will state the applicable billing period on each invoice and provide reasonable itemization and support for the billing for the Services performed.

3.2 REIMBURSEMENTS. FIS will reimburse Consultant for its expenses in connection with the Services only as set forth in this Section. In Consultant’s performance of the Services as provided under the Agreement, the following provisions apply for travel expenses: (a) all travel necessary to carry out the Services must be preapproved in writing from FIS, (c) travel expenses will only be reimbursed based on actual costs incurred, and shall be supported by the proper documentation, such as itemized receipts and invoices, and (d) all travel shall comply with the FIS Supplier Travel, Entertainment, and Business Expense Reimbursement Policy (“FIS Supplier Policy”), which includes

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guidelines for transportation, accommodation, meal allowances, and other related cost limitations. Any reimbursement request shall be included in the purchase order and invoiced against that line of the purchase order. Consultant shall not send FIS a separate invoice for individual travel related to an Engagement. FIS reserves the right to dispute, withhold or deduct reimbursement for any travel expenses that are non-compliant with the FIS Supplier Policy, exceed the Travel Cap and Percentage Limit, and/or are not supported by proper documentation.

3.3 TAXES. All fees payable under the Agreement are exclusive of tax. FIS will be responsible for value-added, sales and use taxes that government agencies assess against, or impose or levy directly upon FIS, and which are FIS’ obligation, with respect to the provision of the Services. Consultant will be responsible for all other taxes, including taxes based on its income and personal property, as well as for the collection and payment of all payroll withholding tax, unemployment, social security, unemployment insurance taxes and any other employment or payroll taxes or levies with respect to Consultant Personnel. If Consultant fails to collect and remit such taxes to the proper government agencies, Consultant will be responsible for any interest or penalties assessed by such government agencies as a result of its failure to pay or file. At FIS’ request, Consultant will sufficiently detail and itemize the pricing on its invoices to delineate taxable and non-taxable elements. If FIS’ country of domicile and Consultant’s country of domicile requires a withholding tax payment pertaining to the payment owed to Consultant, FIS will withhold taxes based on the rate as specified by local law and in accordance with any active tax treaties between countries. FIS will subtract the withholding tax payment from the amount owed to Consultant and remit the difference to Consultant. FIS will deposit/pay the withholding tax as required per provisions of the applicable corporate withholding tax laws and shall send the receipt for such paid taxes to Consultant promptly.

3.4 DISPUTED AMOUNTS. Should FIS dispute in good faith all or any portion of the amount due to Consultant, or require any adjustment to the fees, FIS may withhold payment of the disputed amount; provided, however, FIS will promptly notify Consultant in writing of the nature and basis of the dispute or adjustment. In the event such a dispute or adjustment is with regard to a portion of an invoice, FIS will pay the undisputed or non-adjusted portion of the invoice as provided above. Each party will use its commercially reasonable and good faith efforts to resolve any payment dispute or adjustment prior to the payment due date.

3.5 BILLING RECORDS. Consultant will create and maintain accurate records and supporting documentation for all invoices under the Agreement for at least three (3) years following the date of final payment. Upon five (5) Business Days’ prior written notice, FIS may verify Consultant’s compliance with this Section. Such verification will be conducted in a manner that minimizes disruption to Consultant’s business. FIS may use an independent auditor to assist with such verification, provided that FIS has a written confidentiality agreement in place with such independent auditor. Consultant will provide to FIS and its auditors accurate electronic and written records, system tool outputs, and other requested system information sufficient to provide verification that Consultant’s billing invoices are accurate and in compliance with the Agreement. FIS will notify Consultant in writing if any such verification indicates that Consultant is not in compliance with the Agreement, and Consultant will promptly reimburse FIS for any overpayments made by FIS under the Agreement.

4. PERFORMANCE.

4.1 PERFORMANCE OF SERVICES. The precise Services to be provided and the manner in which the Services are to be performed by Consultant shall be jointly determined by the applicable FIS Executive(s) and Consultant. Services include, but are not limited to, (a) Worldpay divestiture, (b) centralization of banking and payment operations, and (c) EBITDA improvement Initiative, as more particularly described in Appendix A. Consultant shall allocate its resources and dedicate as much productive time, energy and abilities as is necessary to perform the Services on a timely basis and deliver any agreed-upon Deliverables when due and will be solely responsible for the manner in which the Services and Deliverables are performed. Consultant will provide regular status updates to the named FIS Executive within a mutually agreed timeframe and format. In addition to the foregoing, Consultant will meet with the named FIS Executive on a monthly basis (or such other mutually agreed timeframe) to confirm the Services process as well as the expectations of both parties regarding the ongoing support and alignment to FIS’ strategic priorities. All Services will be performed in a workmanlike and professional manner by Consultant in accordance with FIS’ requirements, the provisions of any applicable Law, and the highest applicable industry standards and ethical standards. Consultant warrants that it will comply with all applicable federal, state, local and other Laws in performing the Services. All Services will be performed by ldo Gileadi, a principal with Consultant, unless otherwise agreed in advance and in writing by the FIS Executive. If at any time Consultant uses or intends to use any Consultant Personnel other than Ido Gileadi for any Services hereunder, Consultant shall notify the FIS Executive in advance and in writing (and no less than fifteen (15) Business Days prior to any such use) and provide FIS with background and skill set information regarding such Consultant Personnel, it being understood that such Consultant Personnel will be required to pass certain background checks and verification (as set forth in Section 8.4 below) before commencing any Services on FIS matters.

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4.2 FIS PROVIDED EQUIPMENT. Where the Services require Consultant to use any equipment and/or hardware provided by FIS (“FIS Equipment”), Consultant agrees in connection with such FIS Equipment (a) it has no legal or equitable claim to the FIS Equipment and will not to contest ownership of it; (b) it shall not purport to pledge or in any way charge by way of security any FIS Equipment which shall at all times remain FIS’ and/or, if applicable, a third party lessor’s property and shall waive any rights that may arise to take a lien over the FIS Equipment for any sums due to the Consultant pursuant to this Agreement; (c) it shall only use the FIS Equipment for the provision of the Services and, where the FIS Equipment consists of third party software, shall comply with the terms of such licenses where these have been brought to its attention by FIS or the third party licensor; (d) it shall be liable to FIS for any expenses, damages, claims and costs, including costs of repair, replacement and restoration arising out of or in connection with any damage (excluding normal wear and tear) or destruction to the FIS Equipment or facilities caused by the Consultant; and (e) on termination of this Agreement, it shall return the FIS Equipment to FIS.

5. WARRANTY. Consultant represents and warrants to FIS: (a) that it has full right and authority to perform its obligations and grant the rights and licenses granted under the Agreement; (b) that it has not assigned, transferred, or entered into any other relationship by which it purports to assign or transfer, any right, title or interest to any technology, process, material or intellectual property right that would be in conflict with the terms of the Agreement, and that Consultant will not do so in the future; (c) that neither the execution and delivery of the Agreement nor the other documents and instruments to be executed and delivered by Consultant under the Agreement nor the consummation of the transactions contemplated by the Agreement will (i) violate any Law, including injunction or decree of any court, (ii) require any action by Consultant to obtain or give any authorization, consent, approval, exemption or other action by or notice to any court, administrative or governmental agency, instrumentality, commission, authority, board or body (or if so required, Consultant has taken all such actions and obtained all needed and necessary authorizations, consents, approvals, and exemptions), or (iii) violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, any term or provision of Consultant’s charter or bylaws or any contract, license, or legal restriction of any kind or character to which Consultant is a party or by which Consultant or any of its assets or properties may be bound or affected; (d) that there is no action, suit, arbitration proceeding, investigation or inquiry pending or threatened against Consultant, its business or any of its assets, and that Consultant does not know or have grounds to know, of any basis for any such actions, suits, arbitrations, proceedings, investigations or inquiries, that would affect its ability to perform its obligations under the Agreement; and (e) that it will comply with FIS policies in effect from time to time in the delivery of Services or Deliverables, Deliverables by Consultant to FIS will not contain any Destructive Elements and that Consultant will not install, use, or execute any Destructive Elements into the Services or Deliverables, or into the systems of FIS. Consultant will assist FIS with mitigation of any loss of operational efficiency or loss of data caused by such Destructive Elements.

6. OWNERSHIP, WORKS MADE FOR HIRE AND LICENSE.

6.1 FIS OWNERSHIP. Any and all Deliverables, Inventions and works pursuant to or resulting from the Services will be considered works made for hire by Consultant and will, upon creation, be owned exclusively by FIS. To the extent that such Deliverables, Inventions or works may not be considered works made for hire, Consultant hereby assigns, without the necessity of further consideration, all of its right, title and interest to FIS and FIS will be entitled to hold same in its own name on all applicable patents, registrations or copyrights.

6.2 ASSIGNMENT. If and to the extent that Consultant or any Consultant Personnel may, under applicable Law, be entitled to claim any ownership interest, or moral rights, in the Deliverables, Inventions or works related to the Services, Consultant hereby transfers, grants, conveys, and relinquishes (and shall cause its Consultant Personnel to transfer, grant, covey, and relinquish with retroactive effect to the start date of the Services) exclusively to FIS all of its right, title and interest under patent, copyright, trade secret, and trademark Law, to the extent allowable by Law, in perpetuity or for the longest period otherwise permitted by Law.

6.3 OTHER NECESSARY DOCUMENTS. Consultant will sign upon request (and shall cause its Consultant Personnel to sign upon request with retroactive effect to the start date of the Services), all documents necessary to vest title in FIS to any intellectual property rights associated with the Services, Deliverables, Inventions or works related to the Services or Inventions. Consultant will also sign upon request (and shall cause its Consultant Personnel to sign upon request with retroactive effect to the start date of the Services), any document necessary for the filing and prosecution of patent, trademark or copyright applications in the United States and elsewhere, including divisional, continuation, revival, renewal or reissue application. Consultant will cooperate and assist FIS in preparing, filing and prosecuting any and all such patent, trademark and copyright applications during the Term and for two (2) years following its termination. FIS will bear all costs associated with the prosecution of such patent, trademark or copyright applications.

6.4 PRE-EXISTING WORKS. To the extent that any preexisting rights are embodied or reflected in the Services, Deliverables, Inventions or works related to the Services or Inventions, Consultant hereby grants to FIS an irrevocable, perpetual, non-exclusive, world-wide, royalty-free right and license to: (i) use, execute, reproduce, display, perform, distribute copies of and prepare derivative works based upon such preexisting rights; and (ii) authorize others on FIS’ behalf to do any or all of the foregoing.

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7. RELATIONSHIP. The Agreement does not create an agency, employment, partnership or joint venture relationship between the parties. Each party is independent of the other. Neither party has authority to bind, enter into agreements, or incur obligations or liabilities on behalf of the other. The employees of one party will not be considered employees of the other for any reason, including benefit programs, bonuses, income tax withholding, unemployment benefits, disability benefits, employment taxes or workers’ compensation insurance. Each party will be solely responsible for paying its own expenses, debts, accounts, obligations, liabilities, employee’s workers’ compensation, and taxes in connection with the Agreement.

8. SAFETY AND SECURITY.

8.1 ON PREMISES OF FIS. All Consultant Personnel must comply with all FIS postings and notices regarding safety and security when on the premises of FIS. Consultant Personnel must not carry weapons or ammunition onto the premises of FIS and must not use or carry weapons or ammunition while attending FIS-sponsored events.

8.2 ACCESS PRIVILEGES AND RESTRICTIONS. In the event Consultant Personnel will receive access credentials for FIS’ facilities, applications, systems or servers, those of its Affiliates or those of any Clients or any of their customers, the following provisions will also apply:

8.2.1 Consultant will require all Consultant Personnel that will be issued access credentials to submit to FIS’ then current access credentialing process.

8.2.2 Consultant will promptly, but in any event within twenty-four (24) hours, (i) confiscate each such access credential from Consultant Personnel when the Consultant Personnel’s need to have such access in order for the Services to be performed is discontinued and (ii) notify FIS of any change in the status (including any such suspension, termination or discontinuation} of Consultant Personnel for whom such a device or access credential has been requested or to whom such a device or access credential has been provided.

8.2.3 Consultant will not request that such an access credential be provided, or provide such an access credential, to any individual who will not be directly engaged by or at the request of FIS to provide Services.

8.2.4 FIS reserves the right to deny any access credential request or terminate any access credential that has been provided. Consultant will notify FIS within twenty-four (24) hours of any changes to the Consultant Personnel for whom such an access credential has been requested or to whom such an access credential has been provided.

8.2.5 Consultant will not permit any such access credential to be used by more than one individual.

8.3 INFORMATION SECURITY AND INTERNAL CONTROLS. Consultant shall comply with FIS’ information security policies as may be in effect from lime to time.

8.4 BACKGROUND CHECKS NOT REQUIRED. Consultant hereby acknowledges and confirms that ldo Gileadi is the sole member of Consultant and is the only Consultant Personnel who will perform Services for FIS under the Agreement.

9. SAFEGUARDING OF INFORMATION.

9.1 CONSUMER INFORMATION AND PRIVACY. If, in connection with the Agreement, Consultant receives, stores, or accesses any NPI, PHI, Payment Card Data, or other information or materials that are subject to the Privacy Regulations and Guidelines, Consultant will comply with the applicable requirements of the Privacy Regulations and Guidelines. Consultant acknowledges that the Guidelines include provisions regarding the safeguarding of consumer information, response programs and notice in the event of unauthorized access to consumer information, that FIS provides information processing services to Clients subject to the Guidelines, and that FIS may be required to notify Clients, their customers or other third parties of security incidents that result, or are likely to result, in misuse or unauthorized possession or disclosure of NPI, PHI, Payment Card Data or other Confidential Information.

9.1.1 Without limiting the foregoing, and in addition to its confidentiality and security obligations as otherwise set forth in the Agreement, Consultant will comply with the FIS policies in effect from time to time to safeguard the confidentiality, security, and integrity of FIS Confidential Information in a manner designed to meet the requirements of this Section.

9.2 PROTECTION OF CONFIDENTIAL INFORMATION.

9.2.1 Each party must protect the other’s Confidential Information with the same degree of care used to protect its own Confidential Information, but in no event may either party use less than a reasonable standard of care in connection with the preservation of the other’s Confidential Information. FIS designates as its Confidential Information (a) the Agreement; (b) any information obtained from or related to any Client of FIS including FIS Client business strategy, direction and contract information; (c) any NPI, PHI, or Payment Card Data; (d) FIS’ employee records (name, address, phone number, salary, taxpayer or government identification number, date of birth, health records, bank account information, labor party); (e) any business strategies and directions, operating or marketing plans, intellectual capital or trade secrets; (f) memos or other documents or communications pertaining to pending FIS litigation or contracts (including the Agreement); (g) other FIS data or information which is not generally known, including business information, specifications, research, software, trade secrets, discoveries, ideas, know-how, designs, drawings, flow charts, data, computer programs, marketing plans, budget figures, and other financial and business information; and (h) information of the kind described by any of the foregoing categories that is of or disclosed by a Client, an FIS Affiliate, or a customer of a Client.

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9.2.2 Consultant will (a) restrict the use and disclosure of the FIS’ Confidential Information to its Consultant Personnel and do so solely on a “need to know” basis in connection with Consultant’s obligations to perform Services in accordance with the Agreement; (b) ensure Consultant Personnel who receive or have access to FIS Confidential Information are bound by confidentiality obligations at least as restrictive and as protective of the FIS Confidential Information as the provisions of this Section; (c) require its Consultant Personnel to protect and restrict the use of the FIS’ Confidential Information; (d) establish procedural, physical, and electronic safeguards, designed to prevent the compromise or unauthorized disclosure of FIS Confidential Information and to achieve the objectives of the Guidelines (if applicable); (e) promptly investigate any security breach to determine whether such incident has resulted or is likely to result in misuse or unauthorized possession or disclosure of FIS Confidential Information; and (f) not use or disclose FIS’ Confidential Information except in accordance with the Agreement.

9.2.3 In providing any notice of an Information Breach, Consultant will use commercially reasonable efforts to (a) provide notice to the FIS Security Incident Response Team by calling (414) 357-3747, within twenty-four (24) hours of discovering the Information Breach; and (b) keep FIS informed as to the actual and anticipated effects of the Information Breach and the corrective actions taken or to be taken in response to the Information Breach.

9.2.4 In addition, if the Information Breach results or is likely to result in misuse of NPI, PHI or Payment Card Data, Consultant will (a) notify FIS as soon as possible and reasonably cooperate with FIS in its efforts to notify affected Clients and their customers and to mitigate the actual or potential harm resulting from the Information Breach, and (b) reimburse FIS for its reasonable costs in notifying Clients or their customers of the Information Breach and making available to them any credit monitoring services and for any other costs FIS reasonably incurs with respect to the Information Breach.

9.2.5 Confidential Information will remain the property of the party from or through whom it was provided. FIS will have and retain all right, title, and interest in all of FIS’ Confidential Information, whether possessed by FIS prior to, or acquired or refined by FIS (either independently or in concert with Consultant) during the Term.

9.2.6 Except for NPI, PHI, Payment Card Data, or other information protected by the Guidelines, the parties’ respective confidentiality obligations under the Agreement do not apply to any information that: (a) was previously known by the party; (b) is a matter of public knowledge; (c) was or is independently developed by the party; (d) is released for disclosure with written consent of the party; or (e) is received from a third party to whom it was disclosed without restriction.

9.2.7 Each party may disclose information notwithstanding its confidentiality obligations under the Agreement to the extent required (a) by Law; (b) in connection with the tax treatment or tax structure of the Agreement; or (c) in response to a valid order of a U.S. court or other governmental body, provided that the party provides the other party with written notice and the other party is afforded a reasonable opportunity to obtain a protective order with respect to the disclosure.

9.2.8 Upon termination or expiration of the Agreement, Consultant will return all records, notes, Data, memoranda, models, and FIS Equipment of any nature that are in Consultant’s possession or under Consultant’s control and that are FIS’ property or relate to FIS’ business.

9.2.9 Consultant will not, without the prior written consent of FIS, (a) provide the Services or access, store, or process any of FIS’ Confidential Information outside the United States or Canada; or (b) export any of FIS’ Confidential Information to anywhere outside the United States or Canada. The provisions of the Agreement apply without regard to where the Services are provided or FIS Confidential Information is accessed, stored, or processed.

10. LIMITATION OF LIABILITY.

10.1 LIMITATION ON DIRECT DAMAGES. Except for FIS’ obligation to pay fees to Consultant, FIS’ TOTAL LIABILITY AND CONSULTANT’S SOLE AND EXCLUSIVE REMEDY FOR ANY CLAIM OF ANY TYPE WHATSOEVER, ARISING OUT OF THE AGREEMENT, WILL BE LIMITED IN ALL CASES AND IN THE AGGREGATE TO PROVEN DIRECT DAMAGES IN AN AMOUNT NOT TO EXCEED THE PRICE PAID BY FIS TO CONSULTANT FOR THE SPECIFIC SERVICE PROVIDED BY CONSULTANT HEREUNDER FOR THE TEN (10) MONTH PERIOD IMMEDIATELY PRECEDING THE DATE THE CLAIM AROSE, WHICH UNDER NO CIRCUMSTANCES WILL EXCEED, IN THE AGGREGATE, THE AMOUNT PAID BY FIS TO CONSULTANT UNDER THIS AGREEMENT. UNDER NO CIRCUMSTANCES WILL FIS HAVE ANY OBLIGATION TO CONSULTANT UNDER ANY THEORY OF LIABILITY OR OTHERWISE FOR ANY LOSSES CAUSED DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, BY (I) CONSULTANT, (II) A THIRD PARTY OTHER THAN FIS’ AUTHORIZED AGENTS, (Ill) ADHERENCE TO CONSULTANT’S INSTRUCTIONS OR REQUIREMENTS, (IV) IMPROPER OR INCOMPLETE SYSTEMS, DATA, SOFTWARE OR EQUIPMENT SUPPLIED BY CONSULTANT, (V) A FORCE MAJEURE EVENT OR (VI) ANYTHING NOT ATTRIBUTABLE TO FIS OR UNDER FIS’ ABILITY TO CONTROL.

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10.2 NO INDIRECT DAMAGES. NEITHER FIS NOR ANY FIS AFFILIATE WILL HAVE LIABILITY TO CONSULTANT FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY, INCIDENTAL, OR INDIRECT DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, REVENUES, DATA OR USE), EVEN IF ADVISED OF THE POSSIBILITY THEREOF. CONSULTANT WILL NOT BRING ANY CLAIM HEREUNDER MORE THAN EIGHTEEN (18) MONTHS AFTER THE DATE THE CAUSE OF ACTION ACCRUES.

10.3 LIABILITY LIMITED. Liability for damages will be limited and excluded even if any exclusive remedy provided for under the Agreement fails of its essential purpose.

10.4 CONSULTANT LIABILITY. CONSULTANT’S LIABILITY WILL BE ONLY FOR DIRECT DAMAGES AND WILL BE LIMITED TO FEES PAID TO CONSULTANT UNDER THIS AGREEMENT.

11. INSURANCE.

11.1 INSURANCE. The insurance requirements set forth in Section 11.2 below provide the minimum coverage amounts for certain types of insurance, together with certain and other requirements relating to such insurance. Consultant agrees that prior to executing this Agreement, and within ten (10) days of each subsequent policy renewal, Consultant will provide FIS with Consultant’s certificate(s) of insurance evidencing that the coverage and policy endorsements described in this Section 11 are maintained in force with Consultant’s insurer(s) having A.M. Best ratings of at least A-(Vlll). Consultant will maintain such insurance and comply with such other obligations, at its own expense, at all times during the Term of this Agreement.

11.2 TYPES AND MINIMUM AMOUNTS OF INSURANCE COVERAGE.

11.2.1 Commercial general liability insurance including premises & operations, products/completed operations, contractual, broad form property damage, and personal injury with a combined single limit of at least One Million and 00/100 U.S. Dollars ($1,000,000).

11.2.2 Business automobile liability insurance for all owned, non-owned, borrowed, leased, and hired vehicles to be used under the Agreement, with a combined single limit of at least One Million and 00/100 U.S. Dollars ($1,000,000) each accident.

11.3 OTHER INSURANCE OBLIGATIONS. Consultant or its insurers will provide thirty (30)days written notice to FIS prior to cancellation or material change of any such policy. Consultant will be responsible to ensure that any Consultant Contractors maintain in force coverage as outlined in this Section 11 or that coverage is extended to such Contractors under Consultant’s policies. The carrying of the above-described coverage will in no way be interpreted as relieving Consultant of any other responsibility or liability under the Agreement or any applicable Law.

12. INDEMNIFICATION.

12.1 Consultant will indemnify, hold harmless and defend at its own expense FIS, FIS Affiliates, and their officers, directors and employees, against any action or litigation brought against it by a third party for (i) any Claim of infringement of any trademark, patent, copyright or other intellectual property right (including misappropriation of trade secrets) based upon, related to, or arising out of any Services or Deliverables, (ii) any Claim of negligence, gross negligence, willful misconduct or failure to comply with applicable Law, rules and regulations by Consultant, by Consultant Personnel or by any Contractor to or Affiliate of Consultant in connection with performance under the Agreement, or (iii) any Claim arising from Consultant’s failure to comply with the terms of the Agreement.

12.2 If an order, judgment or settlement is obtained or reasonably anticipated against use of any Deliverable by or for FIS on the basis of any Claim subject to indemnification under Section 12.1 above, Consultant will at its sole cost and expense promptly eliminate the infringement by (i) acquiring a license or licenses on FIS’ behalf to provide the necessary rights to FIS, (ii) modifying the Deliverable without impairing its functionality, or (iii) to the extent Consultant is unable, exercising its best efforts, to successfully eliminate the infringement by either of the foregoing courses of action, providing FIS, or if applicable the Client, with a non-infringing substitute for the Deliverable that provides FIS with the same functionality as the Deliverable.

12.3 Consultant’s indemnification obligations to an indemnitee with respect to a Claim subject to Section 12.1 above are contingent upon: (i) the indemnitee, or FIS on behalf of the indemnitee, promptly notifying Consultant in writing of the Claim; (ii) Consultant having sole control over the defense and settlement of the Claim; (iii) the indemnitee reasonably cooperating with Consultant during defense and settlement efforts with respect to the Claim; and (iv) the indemnitee not making any admission, concession, consent judgment, default judgment or settlement of the Claim or any part thereof without Consultant’s prior written consent, which Consultant will not delay or withhold unreasonably. Consultant shall obtain the prior written approval of the indemnitee before entering into any settlement of such Claim asserting any liability against the indemnitee or imposing any obligations or restrictions on the indemnitee or ceasing to defend against such Claim.

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13. TERMINATION OF ENGAGEMENT.

13.1 FOR CONVENIENCE. This Agreement may be terminated by either party upon not less than ninety (90) days’ written notice to the other party, without penalty or payment of any kind, except that FIS shall pay Consultant for work performed up to the day of termination. Upon receipt of a notice of termination, Consultant shall stop work and cooperate with FIS in good faith to transition any work in progress.

13.2 FOR CAUSE. Either party may terminate the Agreement if the other party (i) continues to be in material breach thirty (30) days after the terminating party has given the party in breach a Notice of Contract Breach, (ii) discontinues performance because of a binding order of a court or regulatory body, or (iii) has become the subject of a dissolution, reorganization, insolvency or bankruptcy action and the action is not dismissed within forty-five (45) days after it was filed.

14. ADDITIONAL REMEDIES. Any and all rights and remedies which either party may have under the Agreement, at Law or in equity, will be cumulative and will not be deemed inconsistent with each other, and any two (2) or more of all such rights and remedies may be exercised at the same time insofar as permitted by Law. Due to the likelihood of irreparable injury, FIS will be entitled to an injunction prohibiting any breach of the Agreement by Consultant.

15. NOTICES. All notices given in connection with the Agreement must be in writing and must be given to the receiving party at its address as indicated below. Each such notice or copy will be deemed received twenty-four (24) hours after deposit in the first class United States mail, postage prepaid. Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

If for FIS:	If for Consultant:

Fidelity Information Services, LLC	Lucido Advisory Services, LLC

347 Riverside Avenue	[Address Redacted]

Jacksonville, FL 32202

Attn: Nathan Ayres, CPO FIS	Attn:ldo Gileadi, Managing Partner

Email: [Redacted]	Email: [Redacted]

With a copy to: [Redacted]

16. SERVICES TO THIRD PARTIES. FIS acknowledges that Consultant may be currently providing services or proposals for services to other third parties, and that such services are outside of the scope of this Agreement. Consultant shall not provide any consulting services to any other third party that has a material business that competes directly with any material portion of FIS’ businesses during the term of this Agreement, unless Consultant has obtained the prior written consent of the FIS Executive. Consultant must promptly disclose any activities which conflict or may conflict with the best interests of FIS.

17. GOVERNING LAW. The Agreement will be construed and enforced in accordance with the Laws of the State of Florida, without reference to the conflict of laws provisions thereof. The United Nations Convention on The International Sale of Goods (the UNCISG) will not apply to the Agreement. The Uniform Computer Information Transactions Act will not apply to the Agreement regardless of when and howsoever adopted, enacted and further amended including under the Laws of the State of Florida. If such Act is enacted or amended in Florida or any other state so as lo require the parties to take any action to effectuate the result contemplated by this provision, the parties agree to take such action as may be reasonably required, including amending the Agreement accordingly.

18. ESCALATION PROCEDURE; ALTERNATIVE DISPUTE RESOLUTION.

18.1 ESCALATION PROCEDURE. FIS and Consultant will first attempt to resolve any dispute, difference, controversy or claim under this Agreement between their respective project managers. Each party shall escalate any and all unresolved disputes by notifying the other party in writing that it desires to elevate the matter to the FIS-designated executive officer of FIS and the Consultant-designated executive officer of Consultant for resolution. Upon receipt by the other party of such written notice, the matter shall be so elevated and the FIS-designated executive officer of FIS and the Consultant-designated executive officer of Consultant shall negotiate in good faith and each use its reasonable best efforts to resolve any remaining issues. The location, format, frequency, duration and conclusion of these elevated discussions shall be left to the discretion of the representatives involved. Upon mutual agreement, the representatives may utilize other alternative dispute resolution procedures to assist in the negotiations. All discussions and correspondence among the representatives for purposes of these negotiations shall be treated as Confidential Information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible

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in any subsequent proceedings between the parties. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence In such subsequent proceeding. If the disputed matter remains unresolved after the escalation procedure set forth above, then either party may, within thirty (30) calendar days after the representatives have met lo address such matter, request binding arbitration of the issue in accordance with Section 18.2 below.

18.2 ALTERNATIVE DISPUTE RESOLUTION. FIS and Consultant will settle any dispute, difference, controversy or claim arising out of or relating to the Agreement by binding arbitration before a single arbitrator in Jacksonville, Florida in accordance with the Commercial Arbitration Rules (including Procedures for Large, Complex Commercial Disputes) of the American Arbitration Association. Judgment on any resulting award may be entered into by any court having jurisdiction over the parties or their respective property. The arbitrator will decide any issues submitted in accordance with the provisions and commercial purposes of the Agreement, and will not have the power to award damages in excess of the limitations set forth in, or damages excluded by, the Agreement. FIS and Consultant may elect to engage in non-binding mediation as a first alternative to binding arbitration or litigation as provided in this Section 18. Any such election must be mutual and reflected in a writing signed by both parties. Each party will bear its own costs in arbitration, and in any such mediation, and the parties will share equally all third party arbitration or mediation costs, unless otherwise mutually agreed upon in writing by the parties.

19. JURISDICTION. Subject to the arbitration requirement set forth in Section 18 above, venue for any litigation arising out of or otherwise relating lo the Agreement will be in state and federal courts of competent jurisdiction located in Duval County, Florida, which will have exclusive jurisdiction over such litigation. Nothing in the Agreement will prevent either party from seeking any stay of proceedings or preliminary or temporary injunctive relief from a court of competent jurisdiction either to enforce the parties’ agreement to arbitrate or mediate any dispute under Section 18 above or to enjoin the other party’s breach of its information security or confidentiality obligations under the Agreement. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT.

20. ILLEGAL ACTIVITIES. With respect to the Agreement, Consultant covenants and agrees that neither it nor any of its directors, officers, agents, Consultant Personnel or other persons associated with or acting on behalf of it has made, will make, has given, or will give any payments or inducements, directly or indirectly, to any government officials in the jurisdictions in which Consultant conducts business in connection with any opportunity, agreement, license, permit, certificate, consent, order, approval, registration, waiver or other authorization relating to the business of Consultant, except for such payments or inducements as were lawful under the written Laws of such jurisdictions. With respect to the Agreement, Consultant covenants and agrees that neither Consultant nor any of its directors, officers or agents, nor any Consultant Personnel or other persons associated with or acting on behalf of Consultant: (i) has used, or will use any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) has made, or will make any direct or indirect unlawful payment to any government official or employee from corporate funds; or (iii) has made, or will make any bribe, unlawful rebate, pay off, influence payment, kickback or other unlawful payment in connection with the business of Consultant. With respect to the Agreement, Consultant covenants and agrees that neither Consultant nor any of its directors, officers or agents, nor any Consultant Personnel or other persons associated with or acting on behalf of Consultant has violated, is in violation of, or will violate the Foreign Corrupt Practices Act of 1977 and any amendments thereto. Consultant understands, acknowledges and agrees that FIS will have an irrevocable right to immediately terminate the Agreement as a result of any breach by Consultant of any such undertakings, representations, and agreements set forth herein.

21. INFORMATION REQUESTS. Consultant acknowledges that FIS, as a regulated entity, has a continuing need for information about the Services provided by Consultant, including without limitation, for the purposes of ensuring compliance with this Agreement or applicable Law or to respond to regulatory or legal information requests. Consultant agrees to fully cooperate with any reasonable requests from FIS for information about the Services provided by Consultant and use commercially reasonable efforts to do so promptly and within any required time parameters set by FIS. Consultant understands and agrees that such time parameters may be on an urgent/immediate basis in the case of regulatory or legal information requests. Consultant agrees to enlist the assistance of and make available all key and other personnel whose assistance is necessary to respond to any information request from FIS about the Services.

22. CONTRACTORS. Consultant will provide FIS with such information and documentation concerning any Contractor used by Consultant to perform Services or provide any part of a Deliverable as FIS requests in writing. Consultant will ensure that any such Contractor complies with all obligations of Consultant under the Agreement. Consultant is responsible for all of its obligations under the Agreement regardless of where performed or whether performed by any Contractor, and Consultant will be liable for the acts and omissions of any Contractor that Consultant uses to perform Services or provide any part of the Deliverable.

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23. FORCE MAJEURE. Except as expressly provided otherwise in the Agreement, and subject to the notification requirements below, the date by which a party Is required to perform an obligation under the Agreement will be postponed automatically for the period of time that the performance is delayed by reason of a Force Majeure Event, exclusive of any delay the party could have avoided by reasonable precautions against the Force Majeure Event or by best efforts to work around its inability to perform or restore its ability to perform. If a Force Majeure Event delays or threatens to delay a party’s performance of an obligation under the Agreement, the party will immediately notify the other party (i) in detail of the delay or anticipated delay and (ii) of any material changes in the circumstances of the delay, including the end of the cause for the delay. A party whose performance is prevented by a Force Majeure Event will use its commercially reasonable efforts to perform in a timely manner, utilizing all resources reasonably required in the circumstances Including, without limitation, obtaining reasonably available supplies and services from other resources.

24. MISCELLANEOUS.

24.1 Consultant will not assign, subrogate or transfer any interest, obligation or right under the Agreement without the prior written consent from FIS. Any dissolution, merger, consolidation, reorganization or transfer of a majority of the assets or stock of Consultant will constitute an attempted assignment of the Agreement. Subject to the foregoing, the Agreement will be binding upon and inure to the benefit of the parties and their successors or assigns. Consultant agrees that (a) any FIS Affiliate may obtain Services under the Agreement to the same extent as FIS has the right to do so, so long as it continues to be an FIS Affiliate, and (b) each FIS Affiliate is an intended, third party beneficiary of the Agreement and is entitled to rely upon all rights, representations and warranties made by Consultant herein to the same extent as if the FIS Affiliate were FIS hereunder.

24.2 The failure of either party to insist upon the performance of any terms or conditions of the Agreement, or to exercise any right or privilege conferred herein or therein, or to demand any relief at law or equity as a result of any breach hereof or thereof, will not be construed as the waiver or relinquishment of any such terms, conditions, damages, rights or privileges. No waiver of rights under the Agreement will be effective unless made in writing and signed by the party to be charged. No waiver of a breach of the Agreement will constitute a waiver of any prior or subsequent breach.

24.3 The parties hereto agree to perform all acts and execute all supplementary instruments or documents which may be necessary or desirable to carry out the provisions of the Agreement.

24.4 The division of the Agreement into sections, clauses, paragraphs or subdivisions, and the insertion of headings, are for convenience and reference only and will not affect the construction or interpretation of the provisions of the Agreement, and will not limit or extend its scope. In addition, the Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which will constitute one and the same instrument.

24.5 Consultant will not use FIS’ names, logos, trademarks or stock exchange ticker symbol, or in connection with the Agreement, those of any Client, unless pre-approved in writing by FIS. Consultant will not make any press release or other similar communication that mentions or implies a relationship between Consultant and FIS, or between Consultant and a Client in connection with the Agreement, unless pre-approved in writing by FIS.

24.6 The Agreement constitutes the entire understanding of the parties with respect to its subject matter and supersedes all prior agreements and understandings between the parties in their entirety.

24.7 The Agreement will not be construed more strongly against either party regardless of who is more responsible for its preparation.

24.8 If there is a conflict between a part of the Agreement and any present or future Law, the Agreement will be curtailed only to the extent necessary to bring it within the requirements of that Law.

24.9 English will be the language of the Agreement. Translation of the Agreement, its schedules, correspondence, documents, invoices, notices or other communications related to the Agreement, or the transactions thereunder, into another language will be at the sole risk of the translating party. In the event any conflicts arise between the English version of the Agreement and a translated version, the English version will prevail. If permitted under local Law, all communications pursuant to the Agreement will be conducted in the English language. Unless the context clearly indicates otherwise, (i) references to a party’s agreement, consent, notice, request or approval mean written and signed agreement, consent, notice or approval, (ii) the words “will” and “shall” have the same meaning, which is obligatory, and (iii) the word “including’ mean “including, without limitation· (so that it does not limit the scope of the word or phrase to which it is applied).

24.10 The Agreement may only be modified by written agreement of all parties.

24.11 Any provision of the Agreement, which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or un-enforceability without invalidating the remaining provisions of the Agreement, and no such prohibition or un-enforceability in any jurisdiction will invalidate such provision in any other jurisdiction.

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24.12 The rights and obligations set forth in Section 3 (Fees and Other Payments), Section 8 (Safety and Security), Section 9 (Safeguarding of Information), Section 10 (Limitation of Liability), Section 12 (Indemnification), Section 18.2 (Alternative Dispute Resolution) and Section 19 (Jurisdiction) of these General Terms, and those provisions of these General Terms which by their express terms extend beyond expiration of the Term or termination of the Engagement, or which by their nature so extend, will survive and continue in full force and effect after the expiration of the Term or the termination of the Engagement.

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APPENDIX A - SCOPE OF SERVICES FOR LIMITED ENGAGEMENT

I.	SCOPE OF SERVICES

a.	STRUCTURE

•	Eighty percent (80%) of time will be allocated to defined projects and twenty percent (20%) will be available for any ad-hoc short-term critical support required.

•	Directional leadership from CEO which will allow Consultant to have the right level of influence in the organization and executive leadership team support to make the various projects successful.

•	Continue to manage the GBPO organization having Anuradha Balasubramaniam report to Consultant. This will tie in nicely with the centralization of operations in banking and payments.

•

As agreed with Erik Hoag, Martha Pretelt will continue to report to Consultant but will be assigned to Erik Hoag for the management of the WP post separation governance. She will also support Consultant’s projects with the help of Leah Middlebrook and Lori Calabrese.

•	Leverage Annalise Phomvongsa as assistant while working on FIS projects.

b.	AREAS OF FOCUS (THE EIGHTY PERCENT (80%) PORTION)

•	Worldpay divestiture—provide guidance and drive execution as an executive sponsor for the technology and technology procurement streams of work.

•

Centralization of banking and payment operations under GPBO—Starting with Wealth and Retirement and later IP, Lockbox and EST (subject to LOB alignment) and executing Gamma Wave 3 for Wealth and Retirement.

•	EBITDA Improvement Initiative:

•	Project Panther - Complete the divestiture or wind down of the BPO business and finish the EBITDA improvement plan execution for the Cards business and transition to BAU or for sale.

•	Work with Wealth and Retirement to drive EBITDA improvement to meet their plan goals.

c.	OTHER PROJECTS (THE TWENTY PERCENT (20%) PORTION)

•	Geo country optimization analysis and proposal.

•	Employee experience and support use cases for Al with Leena Al.

•	Review technology trends and advise CEO and LT on implications and benefits for FIS (e.g. Digital worker, Savana).

•	Other as required.

II.	ENGAGEMENT FEES

Consultant will receive a monthly flat fixed fee in the amount of Forty-nine Thousand and 00/100 U.S. Dollars ($49,000) based on an average of eighteen (18) days per month. Consultant will receive, a one-time payment of One Million Five Hundred Thousand and 00/100 U.S. Dollars ($1,500,000) to be paid in March 2024. Consultant will receive an additional one-time payment of One Million Five Hundred Thousand and 00/100 U.S. Dollars ($1,500,000) (“Additional Payment”) to be paid by January 2025 if no notice of termination has been sent by either party to the other party prior to September 30, 2024. If either party has sent the other party a notice of termination for convenience or for cause prior to September 30, 2024,Consultant shall be entitled to a payment of Five Hundred Thousand and 00/1000 U.S. Dollars ($500,000) pro-rated to reflect the number of full calendar months worked under this Agreement. Payments and invoices shall be made in accordance with Section 3 of the Agreement.

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